Exhibit 10.3

CREDIT AGREEMENT

Dated as of March 30, 2006

among

WISCONSIN GAS LLC,

as Borrower,

THE LENDERS IDENTIFIED HEREIN,

CITIBANK, N.A.,

as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Fronting Bank

CITIGROUP GLOBAL MARKETS INC.

U.S. BANK CAPITAL MARKETS,

Co-Lead Arrangers

JPMORGAN CHASE BANK, N.A.

WACHOVIA BANK, NATIONAL ASSOCIATION

BNP PARIBAS,

Co-Documentation Agents

and

U.S. BANK NATIONAL ASSOCIATION,

Syndication Agent

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

SCHEDULES

Schedule I	-	Commitment Percentages
Schedule II	-	Addresses for Notices

Page

EXHIBITS

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Notice of Continuation/Conversion
Exhibit C	-	Form of Officer’s Certificate
Exhibit D	-	Form of Assignment Agreement
Exhibit E	-	Form of Request for Issuance

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of March 30, 2006, is entered into among WISCONSIN GAS LLC, a Wisconsin limited liability company, the Lenders (as defined herein), CITIBANK, N.A. (“Citibank”), as Administrative Agent (in such capacity, the “Agent”), and U.S. BANK NATIONAL ASSOCIATION, as Fronting Bank (as defined below).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide a $300,000,000 five year revolving credit and letter of credit facility to the Borrower for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to provide such five year revolving credit and letter of credit facility on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Advance.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning ascribed to such term in the preamble hereto.

“Agreement” has the meaning ascribed to such term in the preamble hereto.

“Applicable Margin” means, with respect to Base Rate Advances, 0.0% per annum and, with respect to Eurodollar Advances, the amount per annum set forth below in the column identified by the Applicable Rating Level at the time of determination. The Applicable Margin shall increase by an amount equal to the Utilization Fee set forth below (the “Utilization Fee”) during any period (and for only such period) in which more than 50% of the Commitments are utilized. Upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase by 2.0% per annum, and if any Advance is a Eurodollar Advance, it will convert to a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Advance.

Applicable Rating Level	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6	Level 7
Applicable Margin	0.11%	0.15%	0.19%	0.23%	0.26%	0.35%	0.50%
Utilization Fee	0.05%	0.05%	0.05%	0.05%	0.05%	0.10%	0.10%

Any change in the Applicable Margin shall be effective on the date on which Moody’s, S&P or Fitch, as the case may be, announces any change in any rating that results in a change in the Applicable Rating Level.

“Applicable Rating Level” means, at any time, the number set forth below in the row next to the then-applicable ratings by S&P, Moody’s and Fitch, respectively, of the Borrower’s long-term senior unsecured debt.

Moody’s Rating S&P Rating Fitch Rating	Applicable Rating Level
At least Aa3, at least AA- and at least AA-	1

A1, A+ and A+	2

A2, A and A	3

A3, A- and A-	4

Baa1, BBB+ and BBB+	5

Baa2, BBB and BBB	6

Baa3 or below*, BBB- or below* or BBB- or below*	7

*	or unrated

Notwithstanding the foregoing, if the Borrower shall (i) fail to maintain a rating of its senior unsecured debt by at least two of Moody’s, S&P and Fitch, Level 7 shall be the pricing level; (ii) maintain a rating of its senior unsecured debt from only two of Moody’s, S&P and Fitch and (A) there is a difference of one level in such ratings, then the higher of such ratings shall be used to determine the Applicable Rating Level, or (B) there is a difference of more than one level in such ratings, then the rating that is one level below the higher of such ratings shall be used to determine the Applicable Rating Level; and (iii) maintain a rating of its senior unsecured debt from all three of Moody’s, S&P and Fitch and there is a difference in such ratings such that (A) two of such ratings fall in the same Applicable Rating Level and are higher than the third, then the higher of such ratings will be used to determine the Applicable Rating Level, (B) two of such ratings fall in the same Applicable Rating Level and are lower than the third, then the lower of such ratings will be used to determine the Applicable Rating Level, and (C) all three such ratings fall in different Applicable Rating Levels, then the intermediate rating will be used to determine the Applicable Rating Level.

“Approved Fund” means with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i) the rate of interest announced publicly by Citibank in New York City, from time to time, as Citibank’s base rate; and

(ii) 1/2 of 1% per annum above the Federal Funds Rate.

If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (ii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in Citibank’s base rate or the Federal Funds Rate shall be effective on the effective date of such change in the base rate or the Federal Funds Rate, as the case may be.

“Base Rate Advance” means an Advance that bears interest based on the Base Rate.

“Base Rate Borrowing” means a Borrowing consisting of simultaneous Base Rate Advances.

“Borrower” means (i) Wisconsin Gas LLC, a Wisconsin limited liability company or (ii) any successor to Wisconsin Gas LLC permitted by Section 8.2. It is understood that the term “Borrower” does not include the Subsidiaries of the Borrower.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.1 or converted pursuant to Section 2.4.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Milwaukee, Wisconsin or New York, New York; provided that in the case of Eurodollar Advances, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Capitalization” means the sum of (i) Total Funded Debt plus (ii) Net Worth.

“Cash Collateral Account” has the meaning assigned such term in Section 9.2(d).

“Change of Control” means any of the following events: (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of WEC on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of WEC (whether or not such securities are then currently convertible or exercisable), (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of WEC cease for any reason to constitute a majority of the directors of WEC then in office unless (A) such new directors were elected by a majority of the directors of WEC who constituted the board of directors of WEC at the beginning of such period or (B) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability or (iii) the failure of WEC to directly or indirectly own at least 51% of the Voting Stock of the Borrower.

“Citibank” has the meaning ascribed to such term in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to any Lender, the amount set opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment Agreement, set forth for such Lender in the Register maintained by the Agent pursuant to Section 11.3(c), as such amount may be reduced pursuant to Section 2.6.

“Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender’s name on Schedule I attached hereto, as such percentage may be modified by assignment in accordance with the terms of this Agreement.

“Credit Documents” means this Agreement, any promissory note and all other related agreements delivered hereunder or thereunder.

“Default” means any event, act or condition that, with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time, (i) has failed to make an Advance required pursuant to the term of this Agreement, (ii) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Effective Date” means the date on which the conditions set forth in Section 5.1 shall have been satisfied.

“Eligible Assignee” means a Person that is (i) a Lender, (ii) an Affiliate of a Lender, (iii) approved by the Agent, the Borrower and the Fronting Bank (such approvals not to be unreasonably withheld or delayed) or (iv) a financial institution Affiliate of any Lender or an Approved Fund of any Lender immediately prior to any assignment provided in each case that (A) the Borrower’s approval is not required during the existence and continuation of an Event of Default, (B) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Agent from the Borrower within five Business Day after notice of such proposed assignment has been received by the Borrower and (C) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means any legal requirement of any Governmental Authority pertaining to (i) the protection of the environment, (ii) the protection of natural resources and wildlife, (iii) the protection or use of surface water and groundwater, (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (v) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“Environmental Trust Bonds” has the meaning assigned to such term in Section 196.027 of the Wisconsin Statutes or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Borrower or any of its Subsidiaries and that is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Advance “ means an Advance bearing interest at the Eurodollar Rate.

“Eurodollar Borrowing” means a Borrowing consisting of simultaneous Eurodollar Advances.

“Eurodollar Rate” means, for the Interest Period applicable thereto, the rate per annum equal to the sum of (i) the London Interbank Offered Rate plus (ii) the Applicable Margin.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Extension of Credit” means (i) the making of an Advance, (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder or (iii) the funding of a participation in the unpaid reimbursement obligation of the Borrower with respect to a payment made by the Fronting Bank under a Letter of Credit (excluding any reimbursement obligation that has been repaid with the proceeds of any Advance).

“Facility Fee Percentage” means the rate per annum set forth in the column identified by the Applicable Rating Level at the time of determination:

Applicable Rating Level	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6	Level 7
Facility Fee Percentage	0.04%	0.05%	0.06%	0.07%	0.09%	0.10%	0.15%

Any change in the Facility Fee Percentage shall be effective on the date on which Moody’s, S&P or Fitch, as the case may be, announces any change in any rating that results in a change in the Applicable Rating Level.

“Fee Letters” means (i) that certain letter agreement, dated February 28, 2006, among Citigroup Global Markets Inc., the Borrower and Wisconsin Electric Power Company and (ii) that certain Letter Agreement, dated February 28, 2006, among U.S. Bank National Association, U.S. Bank Capital Markets, the Borrower and Wisconsin Electric Power Company, in each case, as amended, modified, supplemented or replaced from time to time.

“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

“Fitch” means Fitch Ratings Ltd., or any successor or assignee of the business of such company in the business of rating securities.

“Fronting Bank” means U.S. Bank National Association, as issuer of Letters of Credit, and/or such other Lender that may be appointed from time to time by the Borrower (and that agrees to such appointment) to act in such a capacity under this Agreement.

“Funded Debt” of any Person means, without duplication, the sum of (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, (iii) the principal portion of all obligations of such Person under capital lease obligations, (iv) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business), whether or not drawn, and banker’s acceptances issued for the account of such Person, in each case in excess of $10 million, subject to the further limitations hereafter provided (it being understood that, to the extent an undrawn letter of credit supports another obligation consisting of Indebtedness, in calculating aggregated Indebtedness only such other obligation shall be included), (v) all Guaranty Obligations of such Person with respect to Indebtedness and obligations of the type described in clauses (i) through (iv) hereof of another Person in excess of $10 million, subject to the further limitations hereafter provided, (vi) all Indebtedness and obligations of the type described in clauses (i), (ii), (iii), (iv), (viii) and (ix) hereof of another Person in excess of $10 million, subject to the further limitations hereafter provided, secured by a Lien on any property of such Person whether or not such Indebtedness or obligations has been assumed by such Person, (vii) all Indebtedness and obligations of the type described in clauses (i), (ii), (iii), (iv), (viii) and (ix) hereof of any partnership or unincorporated joint venture in excess of $10 million, subject to the further limitations hereafter provided, to the extent such Person is legally obligated, net of any assets of such partnership or joint venture, (viii) the outstanding principal balance in excess of $10 million, subject to the further limitations hereafter provided, under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (ix) all net obligations of such Person in excess of $10 million, subject to the further limitations hereafter provided, in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and (x) all Indebtedness and obligations of the types described in the foregoing clauses (iv) through (ix) hereof, to the extent excluded from the definition of “Funded Debt” hereunder (as a result of such Indebtedness or obligation being less than $10 million), and to the extent in excess of $200 million in the aggregate.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hybrid Equity Securities” means any securities issued by the Borrower or a Subsidiary or a financing vehicle of the Borrower that (i) are classified at the time of issuance thereof as possessing a minimum of “intermediate equity content” by S&P and Basket C equity credit by Moody’s and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the occurrence of the Maturity Date and the repayment in full of the Outstanding Credits and all other amounts due under this Agreement.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person that would appear as liabilities on a balance sheet of such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guaranty Obligations of such Person, (vii) the principal portion of all obligations of such Person under (A) capital lease obligations and (B) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (viii) all obligations of such Person to repurchase any securities, which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (ix) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging arrangements, (x) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (xi) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture for which such Person is legally obligated.

“Interest Payment Date” means (i) as to Base Rate Advances, quarterly in arrears on the last day of each March, June, September and December and the Maturity Date and (ii) as to Eurodollar Advances, the last day of each applicable Interest Period and the Maturity Date and, in addition, where the applicable Interest Period for a Eurodollar Advance is greater than three months, then also on the last day of each fiscal quarter of the Borrower during such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Advances where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

“Interest Period” means, as to Eurodollar Advances, a period of one, two, three or, subject to availability, six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar

Advances); provided, however, (i) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Advances, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Issuance Fee” has the meaning specified in Section 3.4(b).

“LC Commitment Amount” means, at any time, an amount equal to the sum of the Commitments of all Lenders at such time.

“LC Fee” has the meaning specified in Section 3.4(b).

“LC Outstandings” means, on any date of determination, the sum of the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the Fronting Bank under Letters of Credit (excluding reimbursement obligations that have been repaid with the proceeds of any Advance).

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee that may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Letter of Credit” means a letter of credit issued by the Fronting Bank pursuant to Section 2.8, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“London Interbank Offered Rate” means, with respect to any Eurodollar Borrowing for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Dow Jones Markets Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Borrowing for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Long-Term PSCW Approval” means an order of the Public Service Commission of Wisconsin that authorizes receipt by the Borrower of Extensions of Credit that may be repaid at least one year after the respective dates on which such Extensions of Credit are made.

“Mandatory Borrowing” has the meaning assigned to such term in Section 2.8(f).

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations or prospects of the Borrower, (ii) the ability of the Borrower to perform its obligations under this Agreement or (iii) the validity or enforceability of this Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder.

“Maturity Date” means the earlier to occur of (i) March 30, 2011, or such later date that may be established from time to time pursuant to Section 2.7 hereof, and (ii) the date of termination in whole of the Commitments pursuant to Section 2.6 or Section 9.2 hereof.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan covered by Title IV of ERISA that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, of which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

“Net Worth” means, as of any date, the members’ equity or net worth of the Borrower and its Subsidiaries (including but not limited to the value of any Trust Preferred Securities or Hybrid Equity Securities), on a consolidated basis, as determined in accordance with GAAP.

“Notice of Borrowing” means a request by the Borrower for a Borrowing in the form of Exhibit A.

“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Borrowing in the form of Exhibit B.

“Outstanding Credits” at any time means the sum of the aggregate principal amount of Advances outstanding at such time plus the LC Outstandings at such time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Liens” means (i) Liens securing the obligations of Borrower hereunder, (ii) any Lien created or arising over any property (or any improvements thereto) that is acquired, constructed or created by the Borrower, but only if (a) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction, creation or improvement) of Indebtedness incurred for the purposes of such acquisition, construction, creation or improvement together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof and (b) such Lien is confined solely to the property so acquired, constructed or created or such improvement (including any such Lien so created or arising in connection with WEC’s Power the Future Strategic Plan), (iii) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clause (ii), (iv) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clauses (ii) or (iii), (v) Liens of taxes, assessments or governmental charges for the then current year and taxes, assessments or governmental charges not then delinquent; Liens for workers’ compensation awards and similar obligations not then delinquent; mechanics’, laborers’, materialmen’s and similar Liens not then delinquent; and any of such liens, whether or not delinquent, whose validity is at the time being contested in good faith by the Borrower, (vi) Liens and charges incidental to construction or current operations that have not at the time been filed or asserted or the payment of which has been adequately secured or that, in the opinion of counsel, are not material in amount, (vii) Liens, securing obligations neither assumed by the Borrower nor on account of which it customarily pays interest directly or indirectly, existing, either at the date hereof, or, as to property hereafter acquired, at the time of acquisition by the Borrower, (viii) any right that any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower upon payment of reasonable compensation therefor, or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower, (ix) the Lien of judgments covered by insurance, or upon appeal and covered, if necessary, by the filing of an appeal bond, or if not so covered not exceeding at any one time $1,000,000 in aggregate amount, (x) easements or reservations in respect of any property of the Borrower for the purpose of roads, pipelines, utility transmission and distribution lines or other rights-of-way and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money), none of which in the opinion of counsel are such as to interfere with the proper operation and development of the property affected thereby in the business of the Borrower for the use intended, (xi) any Lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the trustee under the Borrower’s Indenture dated as of September 1, 1990, as heretofore or hereafter amended, modified and supplemented, with U.S. Bank, N.A., as trustee (the “1990 Indenture”), providing for certain debt securities or with the trustee or mortgagee under the instrument evidencing such Lien or encumbrance, with irrevocable authority to the trustee under the Indenture or to such other trustee or mortgagee to apply such moneys to the discharge of such Lien or encumbrance to the extent required for such purpose, (xii) Liens incurred to secure the Borrower’s payment obligations pursuant to Section 607 of the 1990 Indenture, (xiii) any Lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the trustee under the Borrower’s Indenture dated as of December 1, 2003, as heretofore or hereafter amended, modified and supplemented, with U.S. Bank, N.A., as trustee (the “2003 Indenture”), providing for certain debt securities or with the trustee or mortgagee under the instrument evidencing such Lien or encumbrance, with irrevocable authority to the trustee under the Indenture or to such other trustee or mortgagee to apply such moneys to the discharge of such Lien or encumbrance to the extent required for such purpose, (xiv) Liens incurred to secure the Borrower’s payment obligations pursuant to Section 7.06 of the 2003 Indenture, (xv) any defects of title and any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in deeds or other instruments, respectively, under and by virtue of which the Borrower has acquired any property or shall hereafter acquire any property, none of which, in the opinion of counsel, materially adversely affects the operation of the properties of the Borrower, (xvi) the pledge of cash or marketable securities for the purpose of obtaining any indemnity, performance or other similar bonds in the ordinary course of business, or as security for the payment of taxes or other assessments being contested in good faith, or for the purpose of obtaining a stay or discharge in the course of any legal proceedings, (xvii) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers’ installment paper, (xviii) rights reserved to or vested in others to take or receive any part of the electricity, gas (either natural or artificial), steam or any by-products thereof generated or produced by or from any properties of the Borrower or with respect to any other rights concerning electricity, gas (either natural or artificial) or steam supply, transportation, or storage that are in use in the ordinary course of the electricity, gas (either natural or artificial) or steam business, (xix) any landlord’s Lien, (xx) Liens created or assumed by the Borrower in connection with the issuance of debt securities, the interest on which is excludable from the gross income of the holders of such securities pursuant to Section 103 of the Code, for purposes of financing, in whole or in part, the acquisition or construction of property to be used by the Borrower, but such Liens shall be limited to the property so financed (and the real estate on which such property is to be located), (xxi) Liens affixing to property of the Borrower at the time a Person consolidates with or merges into, or transfers all or substantially all of its assets to, the Borrower, provided that in the opinion of the Board of Directors of the Borrower or any authorized committee of the Board of Directors of the Borrower or Borrower management (evidenced by a certified resolution of the Board of Directors of the Borrower or an officer’s certificate) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the Lien, and (xxii) Liens or encumbrances not otherwise permitted if, at the time of incurrence and after giving effect thereto, the aggregate of all obligations of the Borrower secured thereby does not exceed 15% of Total Assets.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Power the Future Capitalized Leases” means any capital lease obligations recorded on the consolidated balance sheet of the Borrower and its Subsidiaries and not eliminated in consolidation related to WEC’s Power the Future strategic plan.

“Register” has the meaning set forth in Section 11.3(c).

“Regulation D, U or X” means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Request for Issuance” means a request made pursuant to Section 2.8(a) in the form of Exhibit E.

“Required Lenders” means Lenders holding in excess of 50% of outstanding Advances, or, if no Advances are outstanding, in excess of 50% of the Commitments.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

“Termination Event” means (i) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of

Section 4062(e) of ERISA), (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (v) any event or condition that might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vi) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Total Assets” means all assets of the Borrower as shown on its most recent quarterly or annual audited consolidated balance sheet, as determined in accordance with GAAP.

“Total Funded Debt” means all Funded Debt of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“Trust Preferred Stock” means any trust preferred securities issued by a subsidiary capital trust established by the Borrower or any of its Subsidiaries reflected in the consolidated financial statements of the Borrower and its Subsidiaries, along with any junior subordinated debt obligations of the Borrower or its Subsidiaries so long as (i) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the occurrence of the Maturity Date and the repayment in full of the Outstanding Credits and all other amounts due under this Agreement, (ii) such securities are subordinated and junior in right of payment to all obligations of the Borrower or any of its Subsidiaries for or in respect of borrowed money and (iii) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments on similar terms customary for trust preferred securities and not materially less favorable to the interests of the Borrower or the Lenders.

“Type” when used with respect to any Advance or Borrowing, refers to the rate of interest on such Advance or the Advances comprising such Borrowing (either the Base Rate or the Eurodollar Rate).

“Utilization Fee” has the meaning set forth in the definition of “Applicable Margin”.

“Voting Stock” means, (i) for any Person that is a corporation, all classes of the capital stock (or other voting interests) of such Person then outstanding and normally entitled to vote in the election of its directors or, (ii) for any Person that is a limited liability company, the membership interests in such Person then outstanding.

“WEC” means Wisconsin Energy Corporation, a Wisconsin corporation and its successors and assigns.

SECTION 1.2. Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

SECTION 1.3. Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(e)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) the Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the financial statements most recently delivered by the Borrower to the Lenders as to which no such objection shall have been made.

ARTICLE II

THE COMMITMENTS AND THE EXTENSIONS OF CREDIT

SECTION 2.1. The Commitments.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make Advances to the Borrower in Dollars, at any time and from time to time prior to the Maturity Date, in an amount not to exceed at any time such Lender’s Commitment, the Fronting Bank agrees to issue Letters of Credit for the account of the Borrower at any time and from time to time until the fifth Business Day preceding the Maturity Date in an aggregate stated amount at any time outstanding not to exceed the LC Commitment Amount, and each Lender agrees to purchase participations in such Letters of Credit as more fully set forth in Section 2.8; provided, however, that (i) the aggregate amount of Outstanding Credits shall not exceed the aggregate Commitments and (ii) with respect to each individual Lender, such Lender’s pro rata share of Outstanding Credits shall not exceed such Lender’s Commitment Percentage of the aggregate Commitments. Unless and until the Borrower has obtained a Long-Term PSCW Approval (and provided the Agent with a copy thereof), amounts borrowed and repaid hereunder may not be reborrowed; thereafter, subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Advances.

SECTION 2.2. Method of Borrowing.

By no later than 11:00 a.m. (i) on the date of the requested Borrowing that will comprise Base Rate Advances or (ii) three Business Days prior to the date of the requested Borrowing that will comprise Eurodollar Advances, the Borrower shall submit to the Agent a written Notice of Borrowing in the form of Exhibit A setting forth (A) the amount requested, (B) whether such Advances shall accrue interest at the Base Rate or the Eurodollar Rate, (C) with respect to Borrowings that will comprise Eurodollar Advances, the Interest Period applicable thereto, and (D) certification that the Borrower has complied in all respects with Section 5.2.

SECTION 2.3. Funding of Borrowings.

(a) Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Commitment Percentage of the requested Borrowing available to the Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the principal offices of the Agent in New York, New York or at such other address as the Agent may designate in writing. The amount of the requested Borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Borrowing is made available to the Agent.

(b) No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Advances hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any such Borrowing (in the case of a Eurodollar Borrowing) or the time of any such Borrowing (in the case of a Base Rate Borrowing) that such Lender does not intend to make available to the Agent its portion of the Borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to, (i) if from the Borrower, the applicable rate for such Advance pursuant to the Notice of Borrowing and (ii) if from a Lender, the Federal Funds Rate.

SECTION 2.4. Continuations and Conversions.

The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Advances for a subsequent Interest Period, to convert Base Rate Advances into Eurodollar Advances or to convert Eurodollar Advances into Base Rate Advances; provided, however, that (i) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit B, in compliance with the terms set forth below, (ii) except as provided in Section 4.1, Eurodollar Advances may be continued or converted into Base Rate Advances only on the last day of the Interest Period applicable hereto, (iii) Eurodollar Advances may not be continued nor may Base Rate Advances be converted into Eurodollar Advances during the existence and continuation of a Default or Event of Default and (iv) any request to extend a Eurodollar Advance that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Advance that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Advance at the end of an Interest Period shall constitute a conversion to a Base Rate Advance on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (A) on the date for a requested conversion of a Eurodollar Advance to a Base Rate Advance or (B) three Business Days prior to the date for a requested continuation of a Eurodollar Advance or conversion of a Base Rate Advance to a Eurodollar Advance, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent, which shall set forth (1) whether the Borrower wishes to continue or convert such Advances and (2) if the request is to continue a Eurodollar Advance or convert a Base Rate Advance to a Eurodollar Advance, the Interest Period applicable thereto.

SECTION 2.5. Minimum Amounts.

Each request for a Borrowing or a conversion or continuation hereunder shall be subject to the following requirements: (i) each Borrowing consisting of Eurodollar Advances shall be in a minimum of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof); (ii) each Borrowing consisting of Base Rate Advances shall be in a minimum amount of the lesser of $500,000 (and in integral multiples of $500,000 in excess thereof) and the remaining amount available to be borrowed; and (iii) no more than ten Eurodollar Borrowings shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Borrowings with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Borrowing, but Eurodollar Borrowings with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Borrowings.

SECTION 2.6. Reduction of the Commitments.

(a) Optional Reduction of Commitments. Upon at least five Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Commitments at any time or from time to time; provided that each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and no reduction shall be made that would reduce the Commitments to an amount less than the then Outstanding Credits. Any reduction in (or termination of) the Commitments shall be permanent and may not be reinstated.

(b) Mandatory Reduction of Commitments. For so long as the Borrower has not obtained a Long-Term PSCW Approval, upon the repayment or prepayment of any Borrowing pursuant to Section 3.2 or Section 3.3, the Commitments shall automatically and permanently be reduced by an amount equal to the aggregate principal amount of the Borrowing so repaid or prepaid.

SECTION 2.7. Extension of Maturity Date.

(a) Not earlier than 45 days prior to, nor later than 30 days prior to, the then-effective Maturity Date, the Borrower may request by Requisite Notice (as defined below) made to the Agent (which shall promptly notify the Lenders) a one-year extension of the Maturity Date. Such request shall include a certificate signed by a Responsible Officer (as defined below) stating that (i) the representations and warranties contained in Article VI are true and correct on and as of the date of such certificate and (ii) no Default or Event of Default has occurred and is continuing. Each Lender shall notify the Agent by Requisite Notice by the date specified by the Agent (which date shall be a Business Day and shall not be less than 15 Business Days prior to, nor more than 30 days prior to, the then Maturity Date) that either (A) such Lender declines to consent to extending the Maturity Date or (B) such Lender consents to extending the Maturity Date. Any Lender not responding within the above time period shall be deemed not to have consented to extending the Maturity Date. The Agent shall, after receiving the notifications from all of the Lenders or the expiration of such period, whichever is earlier, notify the Borrower and the Lenders of the results thereof. The Borrower may request no more than two extensions pursuant to this Section.

(b) If any Lender declines, or is deemed to have declined, to consent to such request for extension (a “Declining Lender”), provided that (i) no Default or Event of Default has occurred and is continuing at such time and (ii) the Required Lenders are non-Declining Lenders, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4.3) and in its sole discretion, require such Declining Lender to transfer and assign in whole (but not in part) without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)) all of its interests, rights and obligations under this Agreement to an Eligible Assignee, which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (B) the assigning Declining Lender shall have received in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Advances hereunder held by such assigning Declining Lender and all other amounts owed to such assigning Declining Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.

(c) If the conditions set forth in subsection (b) above have been satisfied, the Maturity Date shall be extended (solely with respect to the non-Declining Lenders) to the date that is one year after the then-effective Maturity Date, effective as of the date to be determined by the Agent and the Borrower (the “Maturity Extension Decision Date”), and the Agent shall promptly notify the Lenders thereof. On or prior to the Maturity Extension Decision Date, the Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent and the Lenders (i) the resolutions of the Board of Directors of the Borrower authorizing such extension, certified as in effect as of the Maturity Extension Decision Date and the related incumbency certificate of the Borrower, (ii) new or amended promissory notes, if requested by any new or affected Lender, evidencing the new or revised Commitment of such Lender, (iii) a certificate of the Borrower stating that on and as of such Maturity Extension Decision Date, and after giving effect to the extension to be effective on such date, (A) the representations and warranties set forth in Article VI are true and correct and (B) no Default or Event of Default is continuing. The Agent shall distribute an amended Schedule I to this Agreement (which shall thereafter be incorporated into this Agreement), to reflect any changes in Lenders, the Commitments and each Lender’s Commitment Percentage.

(d) For purposes of this Section:

(i) “Responsible Officer” means the chairman of the board, chief executive officer, president, chief financial officer, treasurer, or assistant treasurer of the Borrower. Any document or certificate hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary limited liability company action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

(ii) “Requisite Notice” means irrevocable written notice to the intended recipient or irrevocable telephonic notice to the intended recipient, immediately followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule II or as otherwise designated by such recipient by Requisite Notice to each other party hereto, and (ii) if made by the Borrower, given or made by a Responsible Officer. Any written notice delivered shall be delivered as provided in Section 11.1. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by the Agent, by a manually-signed hardcopy thereof.

SECTION 2.8. Letters of Credit.

(a) Subject to the terms and conditions hereof, the Fronting Bank agrees to issue Letters of Credit from time to time for the account of the Borrower (or to extend the stated maturity thereof or to modify or amend the terms thereof) for the purposes set forth in Section 7.9 on not less than five Business Days’ prior notice thereof by delivery of a Request for Issuance to the Agent (which shall promptly distribute copies thereof to the Lenders) and the Fronting Bank. Each Request for Issuance shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than one year following the date of such issuance), (ii) the proposed stated amount of such Letter of Credit, (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than two Business Days prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon (New York City time) on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the Fronting Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Agent, which shall promptly furnish copies thereof to the Lenders. The Fronting Bank shall provide to the Agent, on a monthly basis, a list of the amounts and expiration dates of all undrawn Letters of Credit, a copy of which list the Agent shall furnish to each Lender that requests such list.

(b) No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, (i) the Outstanding Credits would exceed the aggregate Commitments or (ii) the LC Outstandings would exceed the LC Commitment Amount.

(c) In the event that any Letter of Credit remains outstanding beyond the fifteenth day prior to the Maturity Date, the Borrower shall either (i) pay to the Agent an amount equal to 103% of the LC Outstandings on the later of such date and the date of issuance of such Letter of Credit, which amount the Agent shall hold in the Cash Collateral Account for the account of the Borrower, without interest, for the purpose of paying any draft presented, with the excess, if any, to be returned to the Borrower upon termination or expiration of such Letter of Credit and payment in full of all amounts due hereunder or (ii) deliver a back-up letter of credit to the Agent securing the Borrower’s reimbursement obligations with respect to such Letter of Credit in form and substance acceptable to the Fronting Bank and the Agent and from a creditworthy financial institution acceptable to the Agent. While any Letter of Credit is outstanding, the Agent may not release funds held in the Cash Collateral Account pursuant to this subsection (c) without the consent of all Lenders.

(d) Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a participation from the Fronting Bank in such Letter of Credit and the rights and obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to such Lender’s Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Fronting Bank therefor and discharge when due, such Lender’s Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Fronting Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each Lender shall pay to the Fronting Bank its Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Fronting Bank of an unreimbursed drawing pursuant to the provisions of subsection (e). The obligation of each Lender so to reimburse the Fronting Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Fronting Bank under any Letter of Credit, together with interest as hereinafter provided.

(e) In the event of any drawing under any Letter of Credit, the Fronting Bank will promptly notify the Borrower. Unless the Borrower shall immediately notify the Fronting Bank of its intent otherwise to reimburse the Fronting Bank for any drawing made prior to the Maturity Date, the Borrower shall be deemed to have requested a Base Rate Advance in the amount of such drawing as provided in subsection (f), the proceeds of which will be used to satisfy the reimbursement obligation of the Borrower with respect to such drawing. If, at any time on or after the Maturity Date, any drawing is made under any Letter of Credit, the Fronting Bank shall instruct the Agent to withdraw from the Cash Collateral Account funds in an amount equal to the amount of such drawing, which the Agent shall transfer to the Fronting Bank in order to reimburse the Fronting Bank for such drawing. In the case of any drawing made under any Letter of Credit prior to the Maturity Date, the Borrower shall reimburse the Fronting Bank on the day such drawing is paid either with the proceeds of an Advance obtained hereunder or otherwise in same day funds as provided herein. If the Borrower shall fail to reimburse the Fronting Bank as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%) per annum. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment that the applicable account party or the Borrower may claim or have against the Fronting Bank, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the applicable account party or the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Fronting Bank will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Fronting Bank, in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Fronting Bank if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Fronting Bank in full upon such request, such Lender shall, on demand, pay to the Fronting Bank interest on the unpaid amount during the period from the date the Lender received the notice regarding the unreimbursed drawing until the Lender pays such amount to the Fronting Bank in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender’s obligation to make such payment to the Fronting Bank, and the right of the Fronting Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Fronting Bank, such Lender shall, automatically and without any further action on the part of the Fronting Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Fronting Bank) in the related unreimbursed drawing portion of the LC Outstandings and in the interest thereon, and shall have a claim against the Borrower with respect thereto.

(f) On any day on which the Borrower shall have requested, or been deemed to have requested, a Borrowing to reimburse a drawing under a Letter of Credit, the Fronting Bank shall give notice to the Lenders that a Borrowing has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case an Advance comprised solely of Base Rate Advances (each such borrowing, a “Mandatory Borrowing”) shall be immediately made by all Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.1) pro rata based on each Lender’s Commitment Percentage, and the proceeds thereof shall be paid directly to the Fronting Bank for application to the applicable LC Outstandings. Each Lender hereby irrevocably agrees to make such Base Rate Advances upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Article III are then satisfied, (iii) whether a Default or Event of Default then exists, (iv) failure of any such request or deemed request for a Borrowing to be made by the time otherwise required hereunder, (v) the date of such Mandatory Borrowing, or (vi) any reduction in or any termination of the Commitments. Such funding of Borrowings shall be made on the day notice of such Mandatory Borrowing is received by each Lender from the Fronting Bank if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business

Day next succeeding the day such notice is received. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy law with respect to the Borrower), then each Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Commitment Percentage of the outstanding LC Outstandings; provided, further, that in the event any Lender shall fail to fund its Commitment Percentage on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Commitment Percentage therein shall bear interest payable to the Fronting Bank upon demand, if paid within two Business Days of such date, at the Federal Funds Rate, and thereafter, at the Base Rate.

(g) The payment obligations of each Lender under subsection (d) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, the terms of any Credit Document or such Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be acting), the Fronting Bank, or any other person, whether in connection with any Credit Document, the transactions contemplated hereby or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by the Fronting Bank under the Letter of Credit issued by the Fronting Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h) The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the Fronting Bank, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith, (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged, (iii) payment by the Fronting Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit, or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that, and notwithstanding subsection (f) and the foregoing clauses (i) through (iii), the Borrower and each Lender shall have the right to bring suit against the Fronting Bank, and the Fronting Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender that the Borrower or such Lender proves were caused by the Fronting Bank’s willful misconduct or gross negligence, including, in the case of the Borrower, the Fronting Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Fronting Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by the Fronting Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by the Fronting Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by the Fronting Bank’s willful misconduct or gross negligence.

ARTICLE III

PAYMENTS

SECTION 3.1. Interest.

(a) Interest Rate.

(i) All Base Rate Advances shall accrue interest at the Base Rate.

(ii) All Eurodollar Advances shall accrue interest at the Eurodollar Rate applicable to such Eurodollar Advance.

(b) Interest Payments. Interest on Advances shall be due and payable in arrears on each Interest Payment Date.

SECTION 3.2. Prepayments.

(a) Optional Prepayments. The Borrower shall have the right to prepay Advances in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Advances may be prepaid only on two Business Days’ prior written notice to the Agent, and any prepayment of Eurodollar Advances will be subject to Section 4.3, and (ii) each partial prepayment of Advances shall be in the minimum principal amount of $1,000,000 and in increments of $1,000,000 in excess thereof; provided that if less than $1,000,000 would remain outstanding after such prepayment, such prepayment shall be in the amount of the entire outstanding principal amount of the Advances. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify an optional prepayment then such prepayment shall be applied first to Base Rate Advances, and then to Eurodollar Advances in direct order of Interest Period maturities.

(b) Mandatory Prepayments. If at any time the Outstanding Credits exceed the aggregate Commitments, the Borrower shall immediately make a principal payment to the Agent and/or deposit funds in the Cash Collateral Account in respect of LC Outstandings pursuant to Section 9.2(d) for the ratable accounts of the Lenders as shall be necessary in order that the Outstanding Credits (after giving effect to such prepayment) minus the amount held in the Cash Collateral Account after giving effect to such cash collateralization will be less than or equal to the aggregate Commitments. Any payments made under this subsection (b) shall be subject to Section 4.3 and, in the case of principal payments, shall be applied first to Base Rate Advances, and then to Eurodollar Advances in direct order of Interest Period maturities.

SECTION 3.3. Payment in full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Advances, together with accrued but unpaid interest and all other sums owing under this Agreement, shall be due and payable in full; provided, however, that until the Borrower obtains a Long-Term PSCW Approval (and provides the Agent with a copy thereof), the outstanding principal balance of each Advance, together with accrued but unpaid interest thereon, shall be due and payable in full on the earlier of (i) the date that is 364 days following the date on which such Advance is made and (ii) the Maturity Date.

SECTION 3.4. Fees.

(a) Facility Fee. In consideration of the Commitments being made available by the Lenders hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a facility fee at a rate per annum equal to the Facility Fee Percentage in effect from time to time commencing on the date hereof, on the Commitment from time to time of such Lender (regardless of usage), quarterly in arrears, on the last day of each March, June, September and December, on the Maturity Date, and (if applicable) on the date after the Maturity Date on which all Advances and other amounts payable by the Borrower hereunder are paid in full (without regard to any termination of the Commitments on the Maturity Date).

(b) LC Fee. The Borrower agrees to pay the Agent for the account of the Fronting Bank an issuance fee (an “Issuance Fee”) and such other charges as are separately agreed upon with the Fronting Bank, and agrees to pay to the Agent for the account of the Lenders a fee (the “LC Fee”) on the face amount of each Letter of Credit issued by the Fronting Bank calculated at a rate per annum at all times equal to the Applicable Margin in effect for Eurodollar Rate Advances, in each case computed on the basis of the actual number of days that each Letter of Credit is outstanding over a year of 360 days, payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and on the date that such Letter of Credit expires or is drawn in full.

(c) Administrative Fees. The Borrower agrees to pay such other fees as agreed to by the Borrower in the Fee Letters.

SECTION 3.5. Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Agreement shall be received without setoff, deduction or counterclaim not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds by the Agent at its offices in New York, New York. The Borrower shall, at the time it makes any payment under this Agreement, specify to the Agent the Outstanding Credits, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion).

SECTION 3.6. Pro Rata Treatment.

Except to the extent otherwise provided herein, all Borrowings, each payment or prepayment of principal of any Advance, each payment of interest on the Advances, each payment of facility fees, LC Fees, each reduction of the Commitments, and each conversion or continuation of any Advance, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages; provided that, if any Lender shall have failed to fund its applicable pro rata share of any Borrowing, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Agent until the share of such Borrowing not funded by such Lender has been repaid; and provided, further, that in the event any amount paid to any Lender pursuant to this Section 3.6 is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent per annum.

SECTION 3.7. Computations of Interest and Fees.

(a) Except for Base Rate Advances bearing interest determined under clause (i) of the definition of Base Rate, on which interest shall be computed on the basis of a 365 or 366 day year, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection, which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement or otherwise exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value that is characterized as interest on the Advances under applicable law and that would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount that would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Advances and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount that would have been excessive exceeds such unpaid principal amount of the Advances. The right to demand payment of the Advances or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest that has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Advances shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Advances so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

SECTION 3.8. Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Extension of Credit or any other obligation owing to such Lender under this Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Extension of Credit and other obligations, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender that shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Advance or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

SECTION 3.9. Additional Interest on Advances.

The Borrower agrees to pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 3.10. Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Advance made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Advance hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Advances made by such Lender in accordance with the terms hereof.

(d) Any Lender may request that its Advances be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note, in a form acceptable to the Agent, payable to the order of such Lender. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times (including after any assignment pursuant to Section 11.3) be represented by one or more promissory notes payable to the order of the payee named therein or any assignee pursuant to Section 11.3, except to the extent that any such Lender or assignee subsequently returns any such promissory note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

ARTICLE IV

ADDITIONAL PROVISIONS REGARDING ADVANCES

SECTION 4.1. Eurodollar Borrowing Provisions.

(a) Unavailability. In the event that the Agent shall have determined in good faith (i) that Dollar deposits in the principal amounts requested with respect to a Eurodollar Borrowing are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Lenders. In the event of any such determination under clause (i) or (ii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Borrowings shall be deemed to be a request for Base Rate Borrowings, (B) any request by the Borrower for conversion into or continuation of Eurodollar Borrowings shall be deemed to be a request for conversion into or continuation of Base Rate Borrowings and (C) any Borrowings that were to be converted or continued as Eurodollar Borrowings on the first day of an Interest Period shall be converted to or continued as Base Rate Borrowings.

(b) Change in Legality. Notwithstanding any other provision herein, if any change, after the date hereof, in any law or regulation (including the introduction of any new law or regulation) or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Advance, then, by written notice to the Borrower and to the Agent, such Lender may:

(i) declare that Eurodollar Advances, and conversions to or continuations of Eurodollar Advances, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Borrowings shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Borrowings, unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Advances made by it be converted to Base Rate Advances in which event all such Eurodollar Advances shall be automatically converted to Base Rate Advances.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Advances that would have been made by such Lender or the converted Eurodollar Advances of such Lender shall instead be applied to repay the Base Rate Advances made by such Lenders in lieu of, or resulting from the conversion of, such Eurodollar Advances.

(c) Requirements of Law. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Advance because of (i) any change, after the date hereof, in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of additional interest under Section 3.9) or (ii) other circumstances affecting the London interbank Eurodollar market, then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto. Any conversions of Eurodollar Advances made pursuant to this Section 4.1 shall subject the Borrower to the payments required by Section 4.3. This Section shall survive termination of this Agreement and the other Credit Documents and payment of the Advances and all other amounts payable hereunder.

SECTION 4.2. Capital Adequacy.

If any Lender has determined that the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (after the date hereof), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto. This Section shall survive termination of this Agreement and the other Credit Documents and payment of the Advances and all other amounts payable hereunder.

SECTION 4.3. Compensation.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (i) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Advances after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by the Borrower in making any prepayment of a Eurodollar Advance after the Borrower has given a notice thereof in accordance with the provisions of this

Agreement, (iii) the making of a prepayment of Eurodollar Advances on a day that is not the last day of an Interest Period with respect thereto and (iv) the payment, continuation or conversion of a Eurodollar Advance on a day that is not the last day of the Interest Period applicable thereto or the failure to repay a Eurodollar Advance when required by the terms of this Agreement. Such indemnification may include such additional amount or amounts as will compensate such Lender for such loss or expense actually sustained or incurred by such Lender. The agreements in this Section shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

SECTION 4.4. Taxes.

(a) Except as provided below in this Section 4.4, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court or governmental body, agency or other official, excluding taxes measured by or imposed upon the net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Agreement. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to an Agent or any Lender hereunder, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any promissory notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of subsection (b) whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible after requested, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and any Lender for any incremental Non-Excluded Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Borrowings and all other amounts payable hereunder.

(b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(i) (A) on or before the date of any payment by the Borrower under this Agreement to such Lender, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax; (B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and (C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

(ii) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (A) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of Section 88l(c)(3)(A) of the Internal Revenue Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Agreement (and to deliver to the Borrower and the Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement.

Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent, then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

SECTION 4.5. Replacement of Lenders.

The Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Advances to another lending office of Affiliate of a Lender) unless, in the opinion of the Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee, which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (ii) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Advances hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1. Conditions Precedent to the Effective Date and the Obligations of the Lenders and Fronting Bank.

The obligations of the Lenders and the Fronting Bank hereunder are subject to the following conditions precedent:

(a) Executed Credit Documents. The Agent shall have received (i) counterparts of this Agreement, duly executed by the Agent, the Fronting Bank, the Borrower and the Lenders and (ii) a promissory note payable to each Lender that has requested one pursuant to Section 3.10(d), duly executed by the Borrower.

(b) Termination of Revolving Credit Agreement. The Agent shall have received evidence satisfactory to the Agent that the Credit Agreement, dated as of June 23, 2004, among the Borrower, the lenders party thereto, Citibank, N.A., as administrative agent, and U.S. Bank National Association, as fronting bank, has been terminated and all obligations of the Borrower thereunder have been paid in full.

(c) Limited Liability Company Documents. The Agent shall have received the following, in form and substance satisfactory to the Agent, each dated the same date, except as provided otherwise below:

(i) Organizational Documents. Copies of the articles of organization or other organizational documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its organization and certified by a secretary or assistant secretary of the Borrower to be true and correct as of such date.

(ii) Operating Agreement. A copy of the operating agreement of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of such date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization and each other jurisdiction in which the failure so to qualify and be in good standing would have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate or business franchise taxes certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization and each other jurisdiction in which the failure to pay such franchise taxes would have a Material Adverse Effect.

(v) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of such date.

(vi) Officer’s Certificates. The Agent shall have received a certificate or certificates executed by the treasurer or assistant treasurer of the Borrower as of such date stating that (i) the Borrower is in compliance with all existing material financial obligations, (ii) except as disclosed in the Borrower’s Annual Report on its Form 10-K for the year ended December 31, 2005 and in subsequent filings under the Exchange Act made prior to the date of this Agreement, no action, suit, investigation or proceeding is pending or, to his knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or would be reasonably expected to have a Material Adverse Effect and (iii) immediately after giving effect to this Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default shall have occurred and be continuing, (B) all representations and warranties contained herein and in the other Credit Documents, are true and correct in all material respects on and as of the date made, (C) the Borrower is in compliance with the financial covenant set forth in Section 7.2 and (D) the Borrower is Solvent.

(d) Opinion of Counsel. The Agent shall have received an opinion, or opinions, from legal counsel to the Borrower addressed to the Agent, the Fronting Bank and the Lenders and dated as of the date hereof, in each case satisfactory in form and substance to the Agent.

(e) Financial Statements. The Lenders and the Fronting Bank shall have received the audited financial statements of the Borrower and its consolidated subsidiaries, for the fiscal year ended December 31, 2005, including balance sheets and income and cash flow statements, audited by independent public accountants of recognized standing and prepared in accordance with GAAP.

(f) Fees and Expenses. The Borrower shall have paid all fees and expenses owed by it to the Lenders, the Fronting Bank and the Agent on or prior to the date of this Agreement, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(g) Litigation. Except as disclosed in the Borrower’s Annual Report on its Form 10-K for the year ended December 31, 2005 and in subsequent filings under the Exchange Act made prior to the date of this Agreement, there shall not exist on the Effective Date any action, suit or investigation, nor shall any action, suit or investigation be pending or threatened on the Effective Date before any arbitrator or Governmental Authority that materially adversely affects the Borrower or any transaction contemplated hereby or the ability of the Borrower to perform its obligations under the Credit Documents.

(h) Material Adverse Effect. On the Effective Date, no event or condition shall have occurred since the date of the financial statements delivered pursuant to Section 5.1(e) above that has had or would be likely to have a Material Adverse Effect.

(i) Patriot Act. The Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(j) Other. The Agent, the Fronting Bank and the Lenders shall have received such other documents, instruments, agreements or information as reasonably requested by the Agent on or prior to the date of this Agreement.

SECTION 5.2. Conditions to Each Extension of Credit.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Advance and the Fronting Bank shall not be obligated to issue any Letter of Credit unless:

(a) Request. The Borrower shall have timely delivered, in the case of any new Borrowing, a duly executed and completed Notice of Borrowing or Request for Issuance, as applicable, in conformance with all the terms and conditions of this Agreement.

(b) Representations and Warranties. The representations and warranties made by the Borrower herein (other than the representations and warranties set forth in Sections 6.7, 6.10 and 6.18) are true and correct in all material respects at and as if made as of the date of the making of the Advance (except where such representations and warranties expressly refer to an earlier date).

(c) No Default. No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect thereto.

(d) Availability. Immediately after giving effect to such Extension of Credit (and the application of the proceeds thereof), the sum of the Outstanding Credits shall not exceed the aggregate Commitments.

(e) Effective Date. The Effective Date shall have occurred.

The delivery of each Notice of Borrowing or Request for Issuance, as applicable, shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender that:

SECTION 6.1. Organization and Good Standing.

The Borrower (i) is a limited liability company duly organized, validly existing and in active status under the laws of the State of Wisconsin, (ii) is duly qualified and in good standing as a foreign limited liability company authorized to do business in every jurisdiction where the failure so to qualify would have a Material Adverse Effect and (iii) has the requisite limited liability company power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

SECTION 6.2. Due Authorization.

The Borrower (i) has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (ii) is duly authorized to, and has been authorized by all necessary limited liability company action to, execute, deliver and perform this Agreement and the other Credit Documents.

SECTION 6.3. No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (i) violate or conflict with any provision of its organizational documents or operating agreement, (ii) violate, contravene or materially conflict with any law, regulation (including without limitation, Regulation U, Regulation X and any regulation promulgated by the Federal Energy Regulatory Commission), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (iv) result in or require the creation of any Lien upon or with respect to its properties.

SECTION 6.4. Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority (including, without limitation, the Public Service Commission of Wisconsin pursuant to Chapter 201 of the Wisconsin Statutes) or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other Credit Documents that has not been obtained.

SECTION 6.5. Enforceable Obligations.

This Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

SECTION 6.6. Financial Condition.

(a) The financial statements delivered to the Lenders pursuant to Section 5.1(e) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.3); and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

(b) Since December 31, 2005, there has been no sale, transfer or other disposition by the Borrower of any material part of the business or property of the Borrower, and no purchase or other acquisition by the Borrower of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower, in each case, that, is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Agreement and communicated to the Agent.

SECTION 6.7. No Material Change.

Since December 31, 2005, there has been no development or event relating to or affecting the Borrower that has had or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.8. No Default.

The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound, which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.

SECTION 6.9. Indebtedness.

As of December 31, 2005, the Borrower had no Indebtedness except as disclosed in the financial statements described in Section 5.1(e).

SECTION 6.10. Litigation.

There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened that materially adversely affect the Borrower or any transaction contemplated hereby or the ability of the Borrower to perform its obligations under the Credit Documents.

SECTION 6.11. Taxes.

The Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes that are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. As of the date of this Agreement, the Borrower is not aware of any proposed tax assessments against it that have had or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.12. Compliance with Law.

The Borrower is in compliance with all material laws, rules, regulations, orders and decrees applicable to it or to its properties.

SECTION 6.13. ERISA.

Except as would not result or be reasonably expected to result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made (i) no Termination Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur, with respect to any Plan, (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan, (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws, and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) No liability has been or is reasonably expected by the Borrower to be incurred under Sections 4062, 4063 or 4064 of ERISA with respect to any Single Employer Plan by the Borrower or any of its Subsidiaries.

(c) The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.

(d) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

(e) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan, which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(f) The present value (determined using actuarial and other assumptions that are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.

(g) Each Plan that is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

SECTION 6.14. Use of Proceeds; Margin Stock.

The proceeds of the Extensions of Credit hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (i) in violation of Regulation U or Regulation X (A) for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X or (B) for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry “margin stock” or (ii) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

SECTION 6.15. Investment Company Act.

The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

SECTION 6.16. Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.

SECTION 6.17. Disclosure.

Neither this Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

SECTION 6.18. Environmental Matters.

Except as would not result or be reasonably expected to result in a Material Adverse Effect: (i) each of the properties of the Borrower (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, (ii) there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower (the “Businesses”), and (iii) there are no conditions relating to the Businesses or Properties that would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until all Outstanding Credits and other amounts payable by the Borrower hereunder have been paid in full and the Commitments hereunder shall have terminated:

SECTION 7.1. Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Agent:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year that includes retained earnings and a consolidated statement of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. The Lenders agree that delivery of the Borrower’s Form 10-K will meet the financial information requirements of this subsection (a).

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with a related consolidated statement of cash flows for such fiscal year through the last day of such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by the review letter required to be filed with the Borrower’s quarterly reports on Form 10-Q pursuant to Section 10-01(d) of Regulation S-X, if any, and a certificate of the treasurer or assistant treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments. The Lenders agree that the delivery of the Borrower’s Form 10-Q will meet the financial information requirements of this subsection (b).

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above (and within 60 days after the end of the fourth fiscal quarter of the Borrower), a certificate of the treasurer or assistant treasurer of the Borrower, substantially in the form of Exhibit C, (i) demonstrating compliance with the financial covenant contained in Section 7.2 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default has occurred and is continuing, or if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) confirming the then existing long-term senior unsecured debt ratings of the Borrower.

(d) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency.

(e) Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower the claim of which is in excess of $50,000,000 or that, if adversely determined, would have or be reasonably likely to have a Material Adverse Effect or (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect, and (iii) any change in the Borrower’s long-term senior unsecured debt rating, as determined by S&P, Moody’s and Fitch, that would result in a change in the Applicable Rating Level.

(f) ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Agent and each of the Lenders promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts that the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that would be reasonably expected to have a Material Adverse Effect; together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan-year” (within the meaning of Section 3(39) of ERISA).

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Agent or the Required Lenders may reasonably request.

SECTION 7.2. Total Funded Debt to Capitalization.

The Borrower will maintain a ratio of (i) Total Funded Debt to (ii) Capitalization at all times less than or equal to 0.65 to 1.0. In making the preceding calculation, the following shall be excluded: (A) Indebtedness incurred by the Borrower or any Subsidiary in connection with the issuance of Environmental Trust Bonds and interest thereon, (B) Trust Preferred Stock and other Hybrid Equity Securities, (C) Power the Future Capitalized Leases, and (D) variable interest entities whose financial statements are consolidated with those of the Borrower and its Subsidiaries solely because of Financial Accounting Standards Board Staff Position FIN 46R-5 Implicit Variable Interests under FASB Interpretations 46 (revised December 2003).

SECTION 7.3. Preservation of Existence and Franchises.

The Borrower will do all things necessary to preserve and keep in full force and effect its existence, material rights, franchises and authority.

SECTION 7.4. Books and Records.

Subject to Section 1.3, the Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

SECTION 7.5. Compliance with Law.

The Borrower will comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, if the failure to comply would have or be reasonably expected to have a Material Adverse Effect.

SECTION 7.6. Payment of Taxes and Other Indebtedness.

The Borrower will pay, settle or discharge (i) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (iii) all of its other Indebtedness in excess of $50,000,000 as it shall become due (to the extent such repayment is not otherwise prohibited by this Agreement); provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness that is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (A) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (B) would have or reasonably be expected to have a Material Adverse Effect.

SECTION 7.7. Insurance.

The Borrower will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

SECTION 7.8. Performance of Obligations.

The Borrower will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound and that pertain to Indebtedness in excess of $50,000,000.

SECTION 7.9. Use of Proceeds.

The Borrower will use the proceeds of the Extensions of Credit solely for (i) liquidity support for commercial paper issued by the Borrower and (ii) general business purposes; provided that proceeds of the Extensions of Credit may not be used to acquire another Person unless the board of directors (or other comparable body) or shareholders, as appropriate, of such Person has approved such acquisition.

SECTION 7.10. Audits/Inspections.

The Borrower will permit, upon reasonable notice and during normal business hours, representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until all Outstanding Credits and other amounts payable by the Borrower hereunder have been paid in full and the Commitments shall have terminated:

SECTION 8.1. Nature of Business.

The Borrower will not alter in any material respect the character of its business from that conducted as of the date of this Agreement; provided that the foregoing shall not prevent the disposition of assets, business or operations permitted by Section 8.3 below so long as the Borrower shall have complied with all other terms and conditions of this Agreement.

SECTION 8.2. Consolidation and Merger.

The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that a Person may be merged or consolidated with or into the Borrower; so long as (i) the Borrower shall be the continuing or surviving Person or, if the Borrower is not the continuing or surviving Person, the continuing or surviving corporation is Wisconsin Electric Power Company, which shall expressly assume the Borrower’s obligations under this Agreement and the other Credit Documents and (ii) immediately before and after such merger or consolidation there does not exist a Default or an Event of Default.

SECTION 8.3. Sale or Lease of Assets.

The Borrower will not, and will not permit its Subsidiaries to, within any twelve month period, convey, sell, lease, transfer or otherwise dispose of assets, business or operations with a fair market value in excess of twenty-five percent of Total Assets, as calculated as of the end of the most recent fiscal quarter; provided that any sale of “environmental control property” (as defined in Section 196.027(1)(h) of the Wisconsin Statutes) in connection with the issuance of Environmental Trust Bonds shall be excluded from the calculation of the foregoing covenant.

SECTION 8.4. Arm’s-Length Transactions.

The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer or director other than on terms and conditions substantially as favorable to the Borrower as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer or director.

SECTION 8.5. Fiscal Year.

The Borrower will not change its fiscal year (i) without prior written notification to the Lenders and (ii) if such change would materially affect the Lenders’ ability to read and interpret the financial statements delivered pursuant to Section 7.1 or calculate the financial covenant in Section 7.2.

SECTION 8.6. Liens.

The Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.1. Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall (i) default in the payment when due of any principal of any of the Extensions of Credit or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Extensions of Credit or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. The Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 2.8(c), 7.2, 8.2, 8.3 or 8.6; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1, 7.3, 7.4, 7.5, 7.10, 8.1, 8.4 or 8.5 and such default shall continue unremedied for a period of five Business Days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii)) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Agent.

(d) Credit Documents. Any Credit Document shall fail to be in full force and effect or the Borrower shall so assert or any Credit Document shall fail to give the Agent and/or the Lenders the rights, powers and privileges purported to be created thereby.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or for any substantial part of its property or ordering the winding up or liquidation of its affairs; (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower and such petition remains unstayed and in effect for a period of 60 consecutive days; (iii) the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults Under Other Agreements.

(i) The Borrower shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default constitutes or would reasonably be expected to constitute a Material Adverse Effect.

(ii) With respect to any Indebtedness in excess of $50,000,000 (other than Indebtedness outstanding under this Agreement) of the Borrower (i) the Borrower shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder of the holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower involving a liability of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower shall have a grace period of 30 days with respect to each such periodic payment.

(h) ERISA. The occurrence of any of the following events or conditions if any of the same would be reasonably expected to have a Material Adverse Effect: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur that would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(i) Change of Control. The occurrence of any Change of Control.

SECTION 9.2. Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders as may be required hereunder) the Agent may, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a) Termination of the Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Advances. Declare the unpaid amount of all Advances and all other amounts payable by the Borrower hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

(d) Cash Collateralization of LC Outstandings. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Agent pursuant to this Article IX shall affect (i) the obligation of the Fronting Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that if an Event of Default has occurred and is continuing, the Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower, require the Borrower to deposit with the Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to the LC Outstandings on such date. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Agent in the name of, and under the sole dominion and control of, the Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by the Agent for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Agent, in its sole discretion. The Borrower hereby grants to the Agent for the benefit of the Fronting Bank and the Lenders a Lien in and hereby assigns to the Agent for the benefit of the Fronting Bank and the Lenders all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Agent may apply the amounts then on deposit in the Cash Collateral Account, toward the payment in full of any of the obligations as and when such obligations shall become due and payable. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Agent will repay and reassign to the Borrower any cash then in the Cash Collateral Account and the Lien of the Agent on the Cash Collateral Account and the funds therein shall automatically terminate. In addition, at any time the Borrower is required under Section 2.8(c) or 3.2(b) to cash collateralize any of the LC Outstandings, the Borrower shall deposit such amount in the Cash Collateral Account. If, at any time no Event of Default has occurred and is continuing and the cash on deposit in the Cash Collateral Account shall exceed the LC Outstandings, then the Agent will repay and reassign to the Borrower cash in an amount equal to such excess, and the Lien of the Agent on such cash shall automatically terminate.

(e) Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Advances, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.

(f) Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

SECTION 9.3. Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement, after the occurrence of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;

SECOND, to payment of any fees owed to the Agent or any Lender, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

FOURTH, to the payment or cash collateralization, as applicable, of the Outstanding Credits, pro rata as set forth below;

FIFTH, to all other obligations that shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “THIRD” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then Outstanding Credits held by such Lender bears to the aggregate then outstanding Advances of amounts available to be applied.

ARTICLE X

AGENCY PROVISIONS

SECTION 10.1. Appointment.

Each Lender and the Fronting Bank hereby designates and appoints Citibank as agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender and the Fronting Bank hereby authorizes the Agent, as the agent for such Lender and the Fronting Bank, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender or the Fronting Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent, the Lenders, the Fronting Bank and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and the Fronting Bank and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

SECTION 10.2. Delegation of Duties.

The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.3. Exculpatory Provisions.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or the Fronting Bank or by or on behalf of the Borrower to the Agent or any Lender or the Fronting Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Advances or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Agent is not a trustee for the Lenders or the Fronting Bank and owes no fiduciary duty to the Lenders or the Fronting Bank.

SECTION 10.4. Reliance on Communications.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b). The Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

SECTION 10.5. Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

SECTION 10.6. Non-Reliance on Agent and Other Lenders.

Each Lender and the Fronting Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender or the Fronting Bank. Each Lender and the Fronting Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Extensions of Credit hereunder and enter into this Agreement. Each Lender and the Fronting Bank also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Fronting Bank by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender or the Fronting Bank with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 10.7. Indemnification.

Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including without limitation at any time following the payment in full of the Advances and the other obligations of the Borrower hereunder) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.7 shall survive the payment of the Advances and all other amounts payable hereunder.

SECTION 10.8. Agent in Its Individual Capacity.

The Agent in its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not Agent hereunder. With respect to the Advances made and all obligations of the Borrower owing to the Agent, the Agent in its individual capacity shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though they were not Agent, and the terms “Lender” and “Lenders” shall include Citibank in its individual capacity.

SECTION 10.9. Successor Agent.

The Agent may, and at the request of the Required Lenders shall, resign as the Agent upon 30 days notice to the Lenders and the Fronting Bank. If the Agent resigns under this Agreement, the Required Lenders and the Fronting Bank shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower so long as no Event of Default has occurred and is continuing. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this

Section 10 and Section 11.5 shall inure to its benefit as to any actions taken or omitted to be taken, by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule II, or at such other address as such party may specify by written notice to the other parties hereto.

SECTION 11.2. Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder or under the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Advances and the Commitments hereunder pursuant to Section 11.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

SECTION 11.3. Benefit of Agreement.

(a) Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided the Borrower may not assign and transfer any of its interests without the prior written consent of the Lenders and the Fronting Bank; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.3.

(b) Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances and its Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender, an Approved Fund of any Lender or an Affiliate of any Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) and an integral multiple of $1,000,000 in excess thereof;

(iii) each such assignment by a Lender shall be of a constant and not varying, percentage of all of its rights and obligations under this Agreement; and

(iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment Agreement together with a processing fee (other than in connection with any assignment to a Lender, an Approved Fund of any Lender or an Affiliate of such Lender) from the assignor of $3,500.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this subsection (b), the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new promissory notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an Assignment Agreement in accordance with this subsection (b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender represents and warrants that it is legally authorized to enter into such Assignment Agreement and it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by such assigning Lender and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender.

(c) Register. The Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance. Upon its receipt of an Assignment Agreement executed by the parties thereto, together with and payment of the processing fee, the Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Participations. Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under the Credit Documents (including all or a portion of its Commitment and its Advances); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 4.1 through 4.4, inclusive, and the right of set-off contained in Section 11.2, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances, extending any principal payment date or date fixed for the payment of interest on such Advances, or extending its Commitment).

(f) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Agreement:

(i) any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under the Credit Documents to any Federal Reserve Bank as security. No such assignment shall release the assigning Lender from its obligations hereunder;

(ii) any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Extension of Credit that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Extension of Credit, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Extension of Credit, the Granting Lender shall be obligated to make such Extension of Credit pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 4.1(c) or 4.4 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Extension of Credit to the Borrower. The making of an Extension of Credit by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Extension of Credit were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the Agent, the Fronting Bank and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by or asserted against the Borrower, the Agent, the Fronting Bank or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Extension of Credit made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such

SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Extension of Credit to the Granting Lender and (ii) disclose on a confidential basis any information relating to its Extensions of Credit to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Extension of Credit is being funded by an SPC at the time of such amendment; and

(iii) any Lender at any time may assign all or any portion of its rights and obligations under this Agreement to any Affiliate or Approved Fund of such Lender, provided such assignment does not result in the incurrence of any increased payment obligations by any Borrower under Section 4.2 or 4.4. Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

(g) Information. Any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) or to any party that such Lender has engaged or proposes to engage in any swap, securitization or derivative transaction involving any of such Lender’s rights or obligations hereunder.

SECTION 11.4. No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent, the Fronting Bank or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent, the Fronting Bank or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies that the Agent, the Fronting Bank or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, the Fronting Bank or the Lenders to any other or further action in any circumstances without notice or demand.

SECTION 11.5. Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent in connection with (A) the negotiation, preparation, execution and delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, legal fees of the Agent) and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent, the Fronting Bank and the Lenders in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent, the Fronting Bank and each of the Lenders) and (B) any bankruptcy or insolvency proceeding of the Borrower; and (iii) indemnify the Agent, the Fronting Bank and each Lender, its affiliates, officers, directors, employees, advisors and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Extension of Credit hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified). Such expenses shall be reimbursed by the Borrower upon presentation of a statement of account, which statement shall be conclusive absent manifest error.

SECTION 11.6. Amendments, Waivers and Consents.

Neither this Agreement, nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no amendment, waiver or consent shall, unless in writing and signed by the Fronting Bank in addition to the Required Lenders and the Borrower, affect the rights or duties of the Fronting Bank under this Agreement or any other Credit Document, and provided further, that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(a) extend the Maturity Date, or postpone or extend the time for any payment or prepayment of principal, except as provided in Section 2.7;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees or other amounts payable hereunder;

(c) reduce or waive the principal amount of any Advance;

(d) increase or extend the Commitment (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender);

(e) release the Borrower from its obligations under the Credit Documents;

(f) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.8, 4.1, 4.2, 4.3, 4.4, 9.1(a), 11.2, 11.3 or 11.5;

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

(h) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents.

Notwithstanding the foregoing, this Agreement may be amended and restated without the consent of any Lender or the Agent if, upon giving effect to such amendment and restatement, such Lender or the Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender or the Agent, as the case may be. No provision of Section 10 may be amended or modified without the consent of the Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Extensions of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

SECTION 11.7. Counterparts/Telecopy.

This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

SECTION 11.8. Headings.

The headings of the Sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 11.9. Defaulting Lender.

Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

SECTION 11.10. Confidentiality.

Each of the Agent, each Lender and the Fronting Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by such Person (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Agent, any Lender, the Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Notwithstanding anything in this Agreement to the contrary, the Borrower, the Agent, the Fronting Bank and each Lender (and each officer, director, employee, agent and advisor of each such Person) shall not be limited from disclosing the US tax treatment or the US tax structure of the transactions contemplated hereby. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Fronting Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.11. Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of Extensions of Credit and the repayment of the Borrowings and other obligations and the termination of the Commitments hereunder.

SECTION 11.12. Governing Law; Venue.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, all parties hereto hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such courts. All parties hereto further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each at the address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) All parties hereto hereby irrevocably waive any objection that each may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in subsection (i) hereof and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 11.13. Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST THE AGENT, THE FRONTING BANK, ANY LENDER, ANY OF THEIR SUBSIDIARIES, AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

SECTION 11.14. Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

SECTION 11.15. Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

SECTION 11.16. Assurances.

The Borrower agrees, upon the request of the Agent, to promptly take such actions, as reasonably requested, as are necessary to carry out the intent of this Agreement and the other Credit Documents.

SECTION 11.17. Entirety.

This Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WISCONSIN GAS LLC

By	/s/ Jeffrey West
Jeffrey West
Vice President and Treasurer

[Signature Page to the Wisconsin Gas Credit Agreement]

CITIBANK, N.A., as Agent and as Lender

By	/s/ Wajeeh Faheen
Name: Wajeeh Faheen
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Fronting Bank and as Lender

By	/s/ David Hirsch
Name: David Hirsch
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By	/s/ Michael J. DeForge
Name: Michael J. DeForge
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Shawn Young
Name: Shawn Young
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH, as Lender

By	/s/ Tsuguyuki Umene
Name: Tsuguyuki Umene
Title: Deputy General Manager

[Signature Page to the Wisconsin Gas Credit Agreement]

BNP PARIBAS, as Lender

By	/s/ Francis J. DeLaney
Name: Francis J. DeLaney
Title: Managing Director

By	/s/ Mark A. Renaud
Name: Mark A. Renaud
Title: Managing Director

[Signature Page to the Wisconsin Gas Credit Agreement]

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation), as Lender

By	/s/ Mark Walton
Name: Mark Walton
Title: Assistant Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

LASALLE BANK NA, as Lender

By	/s/ Sean P. Drinan
Name: Sean P. Drinan
Title: Senior Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

MORGAN STANLEY BANK, as Lender

By	/s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

UBS LOAN FINANCE LLC, as Lender

By	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

[Signature Page to the Wisconsin Gas Credit Agreement]

BARCLAYS BANK PLC, as Lender

By	/s/ Sydney Dennis
Name: Sydney Dennis
Title: Director

[Signature Page to the Wisconsin Gas Credit Agreement]

LEHMAN BROTHERS BANK, FSB, as Lender

By	/s/ Gary T. Taylor
Name: Gary T. Taylor
Title: Senior Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By	/s/ Kevin Wagley
Name: Kevin Wagley
Title: Senior Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By	/s/ Frederick W. Laird
Name: Frederick W. Laird
Title: Managing Director

By	/s/ Vincent Wong
Name: Vincent Wong
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

THE BANK OF NEW YORK, as Lender

By	/s/ Richard K. Fronapfel, Jr.
Name: Richard K. Fronapfel, Jr.
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

M&I MARSHALL & ILSLEY BANK, as Lender

By	/s/ Leo D. Freeman
Name: Leo D. Freeman
Title: Vice President

By	/s/ James R. Miller
Name: James R. Miller
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Mark H. Halldorson
Name: Mark H. Halldorson
Title: Vice President

By	/s/ Jennifer D. Barrett
Name: Jennifer D. Barrett
Title: Vice President & Loan Team Manager

[Signature Page to the Wisconsin Gas Credit Agreement]

THE NORTHERN TRUST COMPANY, as Lender

By	/s/ Peter Hallan
Name: Peter Hallan
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

SUN TRUST BANK, as Lender

By	/s/ Sean M. Roche
Name: Sean M. Roche
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

MIZUHO CORPORATE BANK, LTD., as Lender

By	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

[Signature Page to the Wisconsin Gas Credit Agreement]

COMERICA BANK, as Lender

By	/s/ Heather Whiting
Name: Heather Whiting
Title: Assistant Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Stephen E. Pasowicz
Name: Stephen E. Pasowicz
Title: Vice President

[Signature Page to the Wisconsin Gas Credit Agreement]

SCHEDULE I

COMMITMENT PERCENTAGES

Lender	Commitment Percentage	Commitment
Citibank, N.A.
JPMorgan Chase Bank, N.A.
U.S. Bank National Association
Wachovia Bank, National Association
Associated Bank, National Association
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch
Barclays Bank PLC
Bank of America, N.A.
The Bank of New York
BNP Paribas
Comerica Bank
Deutsche Bank AG New York Branch
William Street Commitment Corporation
LaSalle Bank NA
Lehman Brothers Bank, FSB
Morgan Stanley Bank
M&I Marshall & Ilsley Bank
The Northern Trust Company
Wells Fargo Bank, National Association
Sun Trust Bank
Mizuho Corporate Bank, Ltd.
UBS Loan Finance LLC

Total

SCHEDULE II

ADDRESSES FOR NOTICES

The information in this schedule has been omitted as it contains personal contact information.

EXHIBIT A

Form of Notice of Borrowing

To:	Citibank, N.A., as Agent

Re:	Credit Agreement, dated as of March 30, 2006 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Gas LLC (the “Borrower”), the lenders party thereto, Citibank, N.A., as agent, and U.S. Bank National Association, as fronting bank

DATE:                     , 200

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting a Borrowing in the amount of $ to be funded on , at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the requested Borrowing shall be equal to:

A.	the Base Rate

B.	the Eurodollar Rate for an Interest Period of:

               one month

               two months

               three months

               six months

4.	On the date of the requested Borrowing, immediately after giving effect to the funding and the application thereof, the aggregate amount of Advances outstanding will be $ , which is less than or equal to the aggregate Commitments.

5.	On and as of the date of the requested Borrowing, immediately after giving effect to the funding and the application thereof, the representations and warranties made by the Borrower in any Credit Document are true and correct in all material respects except to the extent they expressly relate to an earlier date.

6.	No Default or Event of Default has occurred and is continuing or will be caused by giving effect to this Notice of Borrowing.

WISCONSIN GAS LLC

By
Name:
Title:

A-2

EXHIBIT B

Form of Notice of Continuation/Conversion

To:	Citibank, N.A., as Agent

Re:	Credit Agreement, dated as of March 30, 2006 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Gas LLC (the “Borrower”), the lenders party thereto, Citibank, N.A., as agent, and U.S. Bank National Association, as fronting bank

DATE:                     , 200

1.	This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting that a portion of the current outstanding Advances, in the amount of $ , be continued or converted at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the continuation or conversion of all or part of the existing Advances shall be equal to:

A.	the Base Rate

B.	the Eurodollar Rate for an Interest Period of

             one month

             two months

             three months

             six months

4.	Subsequent to the continuation or conversion of the Advances, as requested herein, the aggregate amount of Advances outstanding will be $ , which is less than or equal to the aggregate Commitments.

5.	No Default or Event of Default has occurred and is continuing or would be caused by giving effect to this Notice of Continuation/Conversion.

WISCONSIN GAS LLC

By
Name:
Title:

B-2

EXHIBIT C

Form of Officer’s Certificate

To:	Citibank, N.A., as Agent

Re:	Credit Agreement, dated as of March 30, 2006 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Gas LLC (the “Borrower”), the lenders party thereto, Citibank, N.A., as agent, and U.S. Bank National Association, as fronting bank

DATE:                     , 200

Pursuant to the terms of the Credit Agreement, I,                                           [Chief Financial Officer/Treasurer/Assistant Treasurer] of Wisconsin Gas LLC hereby certify that, as of the fiscal quarter ending                     ,         , the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):

A. Attached hereto as Schedule I are (x) calculations (calculated as of the date of the financial statements referred to in paragraph C. below) demonstrating compliance by the Borrower with the financial covenant contained in Section 7.2 of the Credit Agreement and (y) Borrower’s long-term senior unsecured debt ratings as of the date hereof.

B. No Default or Event of Default under the Credit Agreement has occurred and is continuing, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

C. The quarterly/annual financial statements for the fiscal quarter/year ended                         , which accompany this certificate, fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments.

[NAME OF OFFICER]

By
[Chief Financial Officer/Treasurer/Assistant Treasurer]

SCHEDULE I

to EXHIBIT C

Total Funded Debt to Capitalization Ratio

1. Total Funded Debt	$
2. Net Worth	$
3. Capitalization (Line 1 plus Line 2)	$
4. Total Funded Debt to Capitalization Ratio (Line 1 divided by Line 3):	: 1.0

Maximum Permitted Total Funded Debt to Capitalization Ratio:	0.65 : 1.0

Borrower’s long-term senior unsecured debt ratings
1. Moody’s
2. S&P
3. Fitch

EXHIBIT D

Form of Assignment Agreement

ASSIGNMENT AGREEMENT

Reference is made to that certain Credit Agreement, dated as of March 30, 2006 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Gas LLC (the “Borrower”), the lenders party thereto, Citibank, N.A., as agent, and U.S. Bank National Association, as fronting bank. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation and warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, without recourse and without representation and warranty except as expressly set forth herein, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment Percentage of the Assignor on the Effective Date (as defined below) and the Advances owing to the Assignor in connection with the Assigned Interest that is outstanding on the Effective Date. The purchase of the Assigned Interest shall be at par (unless otherwise agreed to by the Assignor and the Assignee) and periodic payments made with respect to the Assigned Interest that (i) accrued prior to the Effective Date shall be remitted to the Assignor and (ii) accrue from and after the Effective Date shall be remitted to the Assignee.

2. The Assignor (i) represents and warrants to the Assignee that it is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest has not previously been transferred or encumbered and is free and clear of any adverse claim created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender, and (f) attaches any U.S. Internal Revenue Service or other forms required under Section 4.4.

4. Following the execution of this Assignment, it will be delivered to the Agent, together with the transfer fee required pursuant to Section 11.3(b) of the Credit Agreement, for acceptance and recording by the Agent. The effective date for this Assignment (the “Effective Date”) shall be the date of acceptance hereof by the Agent and the Borrower, as applicable, unless otherwise specified herein.

5. Upon the consent of the Borrower and the Agent, as applicable, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement.

6. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. Terms of Assignment

(a) Legal Name of Assignor:
(b) Legal Name of Assignee:
(c) Effective Date of Assignment:
(d) Commitment Percentage Assigned:	%
(e) Total Advances outstanding as of Effective Date	$
(f) Principal Amount of Advances assigned on Effective Date (the amount set forth in (v) multiplied by the percentage set forth in (iv))	$
(g) Commitment	$
(h) Principal Amount of Commitment assigned on Effective Date (the amount set forth in (g) multiplied by the percentage set forth in (d)	$

D-2

The terms set forth above are hereby agreed to:

, as Assignor

By
Name:
Title:

, as Assignee

By
Name:
Title:

CONSENTED TO (if applicable):

WISCONSIN GAS LLC

By
Name:
Title:

CITIBANK, N.A., as Agent

By
Name:
Title:

EXHIBIT E

Form of Request for Issuance

REQUEST FOR ISSUANCE

[Date]

To:	Citibank, N.A., as Agent

U.S. Bank National Association, as Fronting Bank

Re:	Credit Agreement, dated as of March 30, 2006 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Wisconsin Gas LLC, the lenders party thereto, Citibank, N.A., as agent, and U.S. Bank National Association, as fronting bank

DATE:                     , 200

Ladies and Gentlemen:

The undersigned, Wisconsin Gas LLC (the “Borrower”), refers to the Credit Agreement (the terms defined therein being used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to Section 2.8(a) of the Credit Agreement, that the undersigned hereby requests the issuance of a Letter of Credit, and in connection therewith sets forth below the terms on which such Letter of Credit is to be issued:

(i)	the requested date of issuance, or date of effectiveness, in the case of an extension, modification or amendment to a Letter of Credit, which day is a Business Day, is ;

(ii)	the requested stated amount of such Letter of Credit is ;

(iii)	the beneficiary of the Letter of Credit requested hereby is , with an address at ;

(iv)	(a) the conditions under which a drawing may be made under such Letter of Credit are as follows:[1]

(b) the documentation required in respect of such Letter of Credit is as follows:                                          ; and

[1]	If a Request for Issuance is submitted for an extension, modification or amendment of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of such Letter of Credit.

(v)	the expiration date of the Letter of Credit requested hereby (which shall be no later than one year following the date of such issuance) is .[2]

Upon the issuance of the Letter of Credit by the Fronting Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to an issuance of a Letter of Credit that are specified in Article V of the Credit Agreement have been satisfied.

Very truly yours,

WISCONSIN GAS LLC

By
Name:
Title:

[2]	Modify request as appropriate if used in connection with the extension, modification or amendment of a Letter of Credit.